Exhibit 99.1
Corn Products International, Inc.
Westchester, IL 60154

N E W S R E L E AS E

For Release	CONTACT:
09/22/05 — 0530 EDT	Richard Vandervoort, (708) 551-2595 (investors)
Mark Lindley, (708) 551-2602 (media)
CORN PRODUCTS INTERNATIONAL, INC. REVISES 2005 OUTLOOK
     WESTCHESTER, Ill., September 22, 2005 — Corn Products International, Inc. (NYSE: CPO) today announced that it is revising its 2005 outlook. The Company expects 2005 earnings per diluted share to be in the range of $1.16 to $1.22, compared to $1.25 in 2004. The previous outlook was in the range of $1.34 to $1.44.
     Commenting on the change in outlook, Sam Scott, chairman, president and chief executive officer, cited two primary factors:
•	Lower operating profits coming from the Company’s US operations; and

•	An increase in the Company’s estimated effective tax rate.
     The Company’s US business is incurring additional energy and related costs at its Argo manufacturing facility. The Company’s most recent 2005 earnings outlook, as stated in its second quarter 2005 earnings press release, included the expectation that its existing coal boilers, which are in the process of being replaced, would continue to operate at the then current rate. Unfortunately, third quarter boiler performance has been far less reliable than during the first half of this year and throughout 2004. This has required substantially increased use of a backup natural gas boiler at the same time that natural gas costs have increased to all-time highs. For the foreseeable future, the Company intends to operate its Argo plant with less coal and more natural gas to minimize unplanned boiler outages. The Company is taking this action, along with other steps, to improve the coal boilers’ reliability during the interim period until the new coal boiler is up and running as expected in the third quarter of next year.
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Page 2 — Corn Products International
     The change in mix between US income and foreign income has also impacted the Company’s estimated effective tax rate for 2005. The current earnings outlook of $1.16 to $1.22 per diluted share incorporates an effective tax rate of 38.5 percent, up from 34.5 percent used for the previous guidance, and up from 30 percent last year.
     Slightly less than half of the $.18 to $.22 per diluted share reduction in the Company’s earnings outlook is attributable to the change in the estimated effective tax rate from 34.5 percent to 38.5 percent.
     The Company will hold an analyst conference call at 7:30 a.m. CT on Thursday, September 22, 2005. The call will be broadcast in a real-time webcast available to the public at the Corn Products International web site, www.cornproducts.com. The call will be available at www.cornproducts.com for seven days. Please note that this is a “listen-and-view-only” presentation.
ABOUT THE COMPANY
     Corn Products International, Inc. is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2004, the Company recorded net sales of $2.3 billion with operations in 16 countries at 34 plants, including wholly owned businesses, affiliates and alliances. Headquartered in Westchester, Ill., it was founded in 1906. The Company is listed on the New York Stock Exchange under the symbol CPO. Additional information can be found on the World Wide Web at www.cornproducts.com.
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Page 3 — Corn Products International
     This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends these forward looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operation, including management’s plans or strategies and objectives therefor and any assumptions underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this report or referred to or incorporated by reference into this report are “forward-looking statements.” These statements are subject to certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; fluctuations in the value of local currencies, energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties, including boiler reliability; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of hostilities including acts of terrorism; stock market fluctuation and volatility; and the resolution of the uncertainties resulting from the Mexican HFCS tax. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of certain risk factors, see the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.
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